Exhibit 99.2

March 31, 2015
Quarterly Conference Call
Summary of Quarterly Results

Date: April 30, 2015

Net income for the quarter was $48.5 million, or $5.34 per diluted share compared to $39.0 million or $3.73 per diluted share (revised) for the prior year fourth quarter. This represents a 24.5% increase in net income and a 43.2% earnings per share was partially due to a $10.0 million after-tax gain realized during the quarter from the sale of previously charged-off accounts. For the fiscal year ended March 31, 2015, net income was $110.8 million, or $11.90 per diluted share, representing a 4.0% increase in net income and a 23.9% increase in diluted EPS. The Company’s EPS continues to benefit from our ongoing share repurchase program. During fiscal 2015, the Company repurchased 1,432,058 shares of common stock on the open market at an aggregate purchase price of approximately $115.3 million. These repurchases, combined with the 2.1 million shares repurchased during fiscal 2014 and the 2.6 million shares repurchased during fiscal 2013 have been and should continue to be very accretive to per share earnings. At March 31, 2015, there remained approximately $11.5 million in Board repurchase authorizations, and subject to the observance of blackout periods and other criteria we consider in evaluating share repurchases, we intend to continue our share repurchase program in the future.

Gross loans amounted to $1.1 billion at March 31, 2015, approximately the same as the end of the prior fiscal year.  The lack of growth during fiscal 2015 is primarily due to the decline in loan demand that we have been experiencing during the past several quarters.  Gross loans in Mexico were also negatively impacted by $15.6 million due to the weakening of the Mexican Peso over the last twelve months. The number of loans to first time borrowers in the US was approximately 275,000 during fiscal 2015, a 6.7% decrease from the approximately 295,000 during the prior fiscal year. Loans to former borrowers, as well as refinancing to present borrowers, also declined during fiscal 2015 by 2.4% and 13.0%, respectively. As expected, the level of refinancing of present customers began to level off as we crossed the anniversary of the system changes that were made regarding low-dollar renewals. The mix in our loan portfolio has also continued to shift slightly over the past year and at March 31, 2015 consisted of 59.5% small loans, 39.7% larger loans and 0.8% sales finance. This compared to 60.8%, 38.1% and 1.1%, respectively at March 31, 2014. The overall 0.1% decrease in loan balances resulted from a 1.7% decrease in accounts offset by a 1.6% increase in average balance per loan outstanding.

The expansion of our branch network during fiscal 2015 was in line with our projections. We began fiscal 2015 with 1,271 offices, opened 69, acquired 2 and merged 22, giving us a total of 1,320 offices at March 31, 2015. Historically, we have been very reluctant to close offices because they have eventually become profitable; however, during recent quarters we identified several offices that we felt were unlikely to become successful and were in close proximity to other offices where the accounts could be transferred and serviced. As a result, we expect to realize a cost savings of approximately $1.8 million in fiscal 2016 and beyond from the merger of these underperforming offices

Total revenue for the quarter amounted to $173.0 million, a 6.9% increase over the $161.9 million during the fourth quarter of the prior fiscal year. Interest and fees declined by 2.6%, to $135.3 million, due to the shift in mix in the loan portfolio to larger, lower yielding loans, lower loan volume, and an increase in the amount of 60+ day past due accounts, which are no longer accruing revenue. Insurance income decreased by 5.5%, to $11.1 million due to the decline in loan volume and other income increased by $15.4 million, due to the $16.0 million net proceeds recorded from the sale of previously charged-off accounts. Revenues from the 1,179 offices open throughout both twelve month periods increased by 0.8%.

Delinquencies and charge-offs will always be a primary concern of the Company. Accounts that were 61 days or more past due increased to 4.4% on a recency basis and to 7.0% on a contractual basis at the end of the current quarter, compared to 3.0% and 5.3%, respectively, at March 31, 2014. The increase in accounts that are 61 days or more past due is primarily a result of the change in our branch level incentive plan that was implemented in the second quarter. Since the change in the second quarter, the delinquency levels have leveled off. Net charge-offs as a percentage of average net loans on an annualized basis decreased from 13.9% to 13.0% when comparing the two quarterly periods, which is in line with historical levels for the fourth quarter.

General and administrative expenses amounted to $77.0 million in the fourth fiscal quarter, a 2.6% increase over the $75.1 million in the same quarter of the prior fiscal year. As a percentage of revenues, our G&A decreased from 46.3% during the fourth quarter of fiscal 2014 to 44.5% during the current quarter. This decrease was partially due to the large gain from the sale of previously charged-off accounts during the current quarter.  Our average G&A per open office decreased by 2.0% when comparing the two fiscal quarters.

We remain optimistic about our Mexican operations. We have approximately 142,000 accounts and approximately $94.3 million in gross loans outstanding. While this represents a 3.4% decrease loan balances in US dollars over the last year. Mexico’s ledger increased 12.6% in Mexican pesos during fiscal 2015. Revenues in Mexico grew by 3.6% in US dollars and 10.2% in Mexican pesos when comparing the two fiscal years. The move in exchange rates had a negative impact on balances and revenue in fiscal 2015. Net charge-offs as a percent of average net loans decreased from 15.6% in fiscal 2014 to 14.7% during the current fiscal year. Additionally, our 61+ day delinquencies were 6.1% and 15.4% on a recency and contractual basis, respectively, a change from 3.2% and 10.2%, respectively, as of the end of the prior year. The increase in delinquencies primarily relates to the payroll deduct product in Mexico. Excluding the payroll deduct product, our 61+ day delinquencies were 4.1% and 5.1% on a recency and contractual basis, respectively. During the current fiscal year net income amounted to $7.9 million, a 6.1% increase over the $7.5 million in net income during fiscal 2014.

As discussed in the third quarter earnings release, the third quarter results in Mexico were significantly impacted by non-payment delinquencies from a union in the Guerrero region. In January, the Mexican Federal government took over payroll processing for a significant portion of the union members in this region, and, as expected, began making payments on the members’ behalf during the quarter. This resulted in an $800 thousand release of the $2.6 million reserve for accounts in the Guerrero region recorded as of December 31, 2014. The remaining $1.8 million reserve relates to member payments previously collected by the union and members whose payroll is not being processed by the federal government.

At March 31, 2015, there were 148 offices open in Mexico; we opened 19 and merged 4 during fiscal 2015. At March 31, 2015, Mexico represents 11.2% of our branch office network, 8.5% of our gross loans outstanding, 8.3% of our fiscal 2015 revenue and 7.0% of our net earnings. We expect this profitability to continue to improve as we grow our outstanding receivables in our existing offices.

The Company’s return on average assets of 12.5% and return on average equity of 36.6% continued their excellent historical trend during fiscal 2015. In fiscal 2015, after adjusting for currency, we grew our gross loans by $13.5 million, repurchased $115.3 million worth of shares and reduced our net debt, notes payable less cash, by $23.1 million by using approximately $151.9 million of cash generated during the period.

As stated on numerous occasions, the Company believes that the regulatory and legislative uncertainty is its greatest risk factor. During the fourth fiscal quarter there was very little activity at the state level. However, as previously disclosed, the Company has heard back from the Consumer Financial Protection Bureau (“CFPB”) regarding its investigation of the Company’s lending practices. We are in the process of providing additional information, but do not believe that this matter will likely be resolved in the next couple of quarters.  Also during the quarter, the CFPB announced that it was considering proposing rules relating to payday vehicle title, and other similar loans. The proposed rules cover loans with annualized charges yielding a rate of return in excess of 36% where the Company also either holds : (1) access to a customer’s bank account or (2) has a non-purchase money security interest in the customer’s vehicle.   The Company does not offer credit involving bank account access, but does make some vehicle secured loans with an annualized rate of return within the scope of the proposal.  The proposed rules would require determining customers’ ability to pay the loan with residual income after subtracting major financial obligations and living expenses.  The Company does not believe that these proposals would have a material impact on the Company’s existing lending procedures, because we currently underwrite all loans as to the customer’s ability to pay, and do not have access to any customer’s checking account.  However, these proposals are subject to several procedural requirements, including a comment period, before becoming final, and are subject to change.

This transcript contains various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  recently enacted, proposed or future legislation and regulation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties in connection with or resulting from the previously disclosed CFPB investigation that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations, including but not limited to foreign currency fluctuations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2014 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time.  World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes.  The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.